As filed with the Securities and Exchange Commission on February 12, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
INSULET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3523891 (IRS Employer Identification No.)

9 Oak Drive, Bedford, Massachusetts (Address of Principal Executive Offices)	01730 (Zip Code)
Stand-Alone Inducement Options *
(Full title of the plan)
* See explanatory note on following page
Duane DeSisto
President and Chief Executive Officer
Insulet Corporation
9 Oak Park Drive
Bedford, Massachusetts 01730
(Name and address of agent for service)
(781)-457-5000
(Telephone number, including area code, of agent for service)
Copy to:
Raymond C. Zemlin, Esq.
Michael J. Minahan, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Telephone: (617) 570-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	per Share (2)	Offering Price	Fee
Common Stock, par value $0.001	360,000	$6.71	$2,413,800	$172.10

(1)	The Insulet Corporation Non-Qualified Stock Option Agreement (“March Option Agreement”) dated March 5, 2009 by and between the Registrant and Brian Roberts provides for the issuance of an option to purchase 180,000 shares of the Registrant’s Common Stock, par value $0.001 per share (“Common Stock”). The Insulet Corporation Non-Qualified Stock Option Agreement (“August Option Agreement”) dated August 17, 2009 by and between the Registrant and Peter Devlin provides for the issuance of an option to purchase 180,000 shares of the Registrant’s Common Stock. The registration statement also includes the rights to acquire shares of the registrant’s Series A Junior Participating Cumulative Preferred Stock associated with the Registrant’s Common Stock pursuant to that certain Rights Agreement, dated as of November 14, 2008, as amended on September 25, 2009, between the registrant and Computershare Trust Company, N.A. These preferred stock purchase rights are initially carried and traded with the Common Stock, and the value of the rights, if any, is reflected in the value of the Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, and based on a weighted average of (A) an option exercise price of $5.11 per share for 180,000 shares under a stand alone option registered hereby and (B) an option exercise price of $8.30 per share for 180,000 shares under a stand alone option registered hereby.
Proposed issuance to commence as soon after the effective date of the Registration Statement as practicable.

EXPLANATORY NOTE:
This Registration Statement on Form S-8 is being filed by the registrant to register two grants each of 180,000 shares of Common Stock issuable under stand-alone inducement stock option awards granted on March 5, 2009 to the Registrant’s Chief Financial Officer and on August 17, 2009 to the Registrant’s Chief Commercial Officer, respectively.
Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          Item 3. Incorporation of Documents by Reference.
          The following documents previously filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are hereby incorporated by reference in this registration statement and made a part hereof:
1..	Annual Report on Form 10-K for the year ended December 31, 2008;

2..	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed);

3..	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

4..	Current Reports on Form 8-K (other than information furnished not filed), which were filed with the Commission on March 5, 2009 (Item 5.02 only), March 16, 2009, July 10, 2009, September 28, 2009, November 2, 2009, November 13, 2009 and January 5, 2010;

5..	The description of our Common Stock contained in our registration statement on Form 8-A filed with the Commission on May 11, 2007, including any amendment or report filed for the purpose of updating such description.

6..	The description of our Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed with the Commission on November 20, 2008, including any amendment or report filed for the purpose of updating such description.
          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
          Item 4. Description of Securities.
          Not applicable.
          Item 5. Interests of Named Experts and Counsel.
          Goodwin Procter LLP, Boston, Massachusetts, will pass upon the validity of the shares of Common Stock of the Company offered by this Registration Statement.
          Item 6. Indemnification of Directors and Officers.
          Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
          As permitted by the Delaware General Corporation Law, our Eighth Amended and Restated Certificate of Incorporation, or certificate of incorporation, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.
          As permitted by the Delaware General Corporation Law, our Amended and Restated By-laws, or by-laws, provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) we may indemnify other employees as set forth in the Delaware General Corporation Law, (3) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and may do so for our executive officers and (4) the rights conferred in our by-laws are not exclusive.
          We have in the past, and may in the future, enter into indemnification agreements with one or more of our directors to give such director additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections.
          At present, there is no pending litigation or proceeding involving any of our directors, officers or employees with respect to which we may have indemnification obligations.
          The indemnification provisions in our certificate of incorporation, by-laws and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act of 1933.
          We have obtained liability insurance for our officers and directors.
          Item 7. Exemption from Registration Claimed.
          Not applicable.

          Item 8. Exhibits.

Exhibit No.		Description
3.1	(1)	Eighth Amended and Restated Certificate of Incorporation of Insulet Corporation

3.2	(1)	Amended and Restated By-laws of Insulet Corporation

4.1	(2)	Specimen Stock Certificate

4.2	(3)
Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Insulet Corporation classifying and designating the Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of Insulet Corporation

4.3	(3)	Shareholder Rights Agreement, dated as of November 14, 2008, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent

4.4	(4)	Amendment No. 1 to Shareholder Rights Agreement, dated September 25, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent

5.1	*	Opinion of Goodwin Procter LLP regarding the legality of the securities being registered

23.1	*	Consent of Independent Registered Public Accounting Firm

23.2		Consent of Goodwin Procter LLP (included in Exhibit 5.1 )

24.1		Power of Attorney (included in the signature page to this Registration Statement)

10.1	*	Inducement Stock Option Agreement between Insulet Corporation and Brian Roberts

10.2	*	Inducement Stock Option Agreement between Insulet Corporation and Peter Devlin

(1)	Incorporated by reference to our Registration Statement on Form S-8 (No. 333-144636) filed July 17, 2007.

(2)	Incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-140694) filed April 25, 2007.

(3)	Incorporated by reference to our Form 8-A filed November 20, 2008.

(4)	Incorporated by reference to our Form 8-A/A filed September 28, 2009.

*	Filed herewith.
          Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bedford, Commonwealth of Massachusetts, on February 12, 2010.

INSULET CORPORATION
By:	/s/ Duane DeSisto
Duane DeSisto
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Duane DeSisto and Brian Roberts as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 12, 2010.

Signature	Title
/s/ Duane DeSisto Duane DeSisto	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Brian Roberts Brian Roberts	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Sally Crawford Sally Crawford	Director

/s/ Ross Jaffe, M.D. Ross Jaffe, M.D.	Director

/s/ Charles Liamos Charles Liamos	Director

/s/ Steven Sobieski Steven Sobieski	Director

/s/ Regina Sommer Regina Sommer	Director

/s/ Joseph Zakrzewski Joseph Zakrzewski	Director

EXHIBIT INDEX

Exhibit No.		Description
3.1	(1)	Eighth Amended and Restated Certificate of Incorporation of Insulet Corporation

3.2	(1)	Amended and Restated By-laws of Insulet Corporation

4.1	(2)	Specimen Stock Certificate

4.2	(3)	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Insulet Corporation classifying and designating the Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of Insulet Corporation

4.3	(3)	Shareholder Rights Agreement, dated as of November 14, 2008, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent

4.4	(4)	Amendment No. 1 to Shareholder Rights Agreement, dated September 25, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent

5.1	*	Opinion of Goodwin Procter LLP regarding the legality of the securities being registered

23.1	*	Consent of Independent Registered Public Accounting Firm

23.2		Consent of Goodwin Procter LLP (included in Exhibit 5.1 )

24.1		Power of Attorney (included in the signature page to this Registration Statement)

10.1	*	Inducement Stock Option Agreement between Insulet Corporation and Brian Roberts

10.2	*	Inducement Stock Option Agreement between Insulet Corporation and Peter Devlin

(1)	Incorporated by reference to our Registration Statement on Form S-8 (No. 333-144636) filed July 17, 2007.

(2)	Incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-140694) filed April 25, 2007.

(3)	Incorporated by reference to our Form 8-A filed November 20, 2008.

(4)	Incorporated by reference to our Form 8-A/A filed September 28, 2009.

*	Filed herewith.